UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 19, 2007

VALIDIAN CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-28423	58-2541997
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

30 Metcalfe Street, Suite 620 Ottawa, Canada	K1P 5L4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (613) 230-7211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

See Item 3.02 of this Form 8-K

Item 3.02 Unregistered Sales of Equity Securities

On June 19, 2007, the Company effected a cancellation of 1,292,302 options previously issued under its Amended and Restated Incentive Equity Plan, and 1,375,000 options previously issued under its 2004 Incentive Equity plan, through a repurchase of the options from the option holders for aggregate consideration of $2,660.90.

Also on June 19, 2007, the Company granted 3,607,302 options under its Amended and Restated Equity plan and 2,392,698 options under its 2004 Amended Incentive Equity Plan to employees and consultants in consideration of past service.  The options vested immediately; have an exercise price of $0.04; and an expiry date of June 19, 2012, with provision for early forfeiture in the event the holder ceases to be engaged by the Company prior to the stated expiry date.

On June 21, 2006, the Company issued 10% senior convertible notes in the principal amount of $810,000 to accredited investors, in consideration for the cancellation of $810,000 in principal and accrued interest of the Company’s 12% promissory notes. The 10% senior secured convertible notes mature on June 21, 2009; bear interest at the rate of 10% payable quarterly in arrears, such interest payable at the Company’s option, either in cash or in common shares of the Company; and allows for pre-payment by the Company, in part or in full, upon obtaining written consent from the holder.  The notes and accrued interest thereon are convertible, at the sole discretion of the Holder, into common shares of the Company, at any time at the rate of $0.06 per share.  Additionally, the Company issued 810,000 shares of its common stock to the holders plus warrants convertible into 1,620,000 shares of common stock of the Company at an exercise price of $0.03 per share, with cashless exercise provisions and expiring on June 21, 2011, pursuant to the terms of the notes.

These transactions were exempt pursuant to Section 4 (2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALIDIAN CORPORATION

Dated:   June 22, 2007

By:

/s/ Bruce Benn

Name:

Bruce Benn

Title:

President and Chief Executive Officer

Dated:   June 22, 2007

By:

/s/ Ronald Benn

Name:

Ronald Benn

Title:

Chief Financial Officer